Exhibit 10.31

March 28, 2012

Mr. Terence M. O’Toole

Co-Managing Member

Tinicum L.P.

800 Third Avenue – 40th Floor

New York, New York 10022

Dear Terry:

As a condition to closing the transactions contemplated by the Stock Purchase Agreement (the “Stock Purchase Agreement”), dated March 28, 2012, between Forum Energy Technologies, Inc. (“Forum”) and Tinicum, L.P. (“Tinicum”), Forum has agreed to execute and deliver this letter agreement (this “Letter Agreement”) to provide for certain matters with respect to the composition of the board of directors of Forum (the “Board”).

1. Board Composition: In connection with the closing of the transactions contemplated by the Stock Purchase Agreement, Forum shall take all Necessary Action (as defined below) to expand the size of the Board by one member and to appoint a member designated by Tinicum (the “Tinicum Designee”) to fill the vacancy created by expanding the size of the Board in accordance with this Section. Forum shall take all Necessary Action to cause the Tinicum Designee to be appointed as a Class III member of the Board for a term expiring in accordance with Forum’s Third Amended and Restated Certificate of Incorporation (the date that such term expires, the “Expiration Date”). Any Tinicum Designee to be appointed to the Board pursuant to this Section or Section 2 below shall, in the reasonable judgment of the Board, (A) have the requisite skill and experience to serve as a director of a publicly traded company, (B) not be prohibited or disqualified from serving as a director of Forum pursuant to any rule or regulation of the United States Securities and Exchange Commission, the New York Stock Exchange (or, if different, the listing exchange on which the Common Stock is traded) or by applicable law and (C) otherwise be reasonably acceptable to the Board. “Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by law and, in the case of any action by Forum that requires a vote or other action on the part of the Board (or a committee thereof), to the extent such action is consistent with the fiduciary duties that the directors may have in such capacity) necessary to cause such result, including (i) causing the adoption of resolutions of the Board (or a committee thereof) or the execution of written consents of the Board (or a committee thereof), (ii) executing agreements and instruments, and (iii) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

2. Vacancies: If at any time prior to the Expiration Date, a vacancy is created on the Board as a result of the death, disability, retirement, resignation or removal of the Tinicum Designee, Tinicum shall be entitled to designate a replacement director to fill such vacancy (any such replacement director to be considered the Tinicum Designee for purposes of this Letter Agreement), and Forum agrees to take all Necessary Action to cause the individual designated by Tinicum pursuant to this Section to be appointed to the Board for a term to expire on the Expiration Date; provided that such designee may not previously have been a director who was removed for cause.

3. Committee Membership: For so long as the Tinicum Designee is a member of the Board and not prohibited or disqualified from serving as a member of the Nominating, Governance and Compensation Committee of the Board pursuant to any rule or regulation of the United States Securities and Exchange Commission, the New York Stock Exchange (or, if different, the listing exchange on which the Common Stock is traded), Forum shall take all Necessary Action to cause the Tinicum Designee to be a member of the Nominating, Governance and Compensation Committee of the Board.

4. Removal: Prior to the Expiration Date, the Board shall not take any action to cause the removal of the Tinicum Designee from the Board other than for cause.

5. Minimum Investment: Notwithstanding anything to the contrary herein, if the aggregate purchase price to be paid by Tinicum to Forum pursuant to Section 1.1 of the Stock Purchase Agreement (the “Purchase Price”) is less than fifty million dollars ($50,000,000), then Forum shall have no obligations under this Letter Agreement, and this Letter Agreement shall be automatically deemed terminated without any further action by the parties hereto. The Purchase Price shall be calculated for purposes of this Section without taking into account any rounding pursuant to Section 1.2 of the Stock Purchase Agreement of the number of shares to be purchased and sold thereunder.

6. Term: Effective on and as of the Expiration Date, this Letter Agreement shall terminate, and the parties hereto shall have no rights or obligations hereunder. If the closing under the Stock Purchase Agreement does not occur or the Stock Purchase Agreement is otherwise terminated in accordance with its terms, then this Letter Agreement shall be automatically deemed terminated without any further action by the parties hereto.

Sincerely,

Forum Energy Technologies, Inc.

By:	/s/ C. Christopher Gaut
Name:	C. Christopher Gaut
Title:	President and Chief Executive Officer

Accepted and agreed to on March 28, 2012:

TINICUM L.P.

By:	Tinicum Lantern III, L.L.C., its general partner

By:	/s/ Terence M. O’Toole
Name:	Terence M. O’Toole
Title:	Co-Managing Member

Signature Page to Letter Agreement